As filed with the Securities and Exchange Commission on March  4, 2011
Registration No. 333- ___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_________________________

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________

Reed’s, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2086	35-2177773
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

13000 South Spring Street
Los Angeles, California 90061
(310) 217-9400

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_________________________

Christopher J. Reed
Chief Executive Officer
13000 South Spring Street
Los Angeles, California 90061
(310) 217-9400

 (Name, address including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Ruba Qashu
Qashu & Schoenthaler LLP
4695 MacArthur Court, 11th Floor
Newport Beach, California 92660
Telephone: (949) 355-5405
Facsimile: (866) 313-3040
_________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):
☐ Large accelerated filer
☐ Accelerated filer
☐ Non-accelerated filer
☑ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (1)	Estimated Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	304,880	$2.40 (2)	$731,712	$85
Common Stock , $0.0001 par value, issuable upon exercise of warrants	121,952	$2.77 (3)	$337,808	$39
Total	—	—	$1,069,520	$124

(1)
This registration statement relates to shares of common stock of Reed’s Inc. and shares of common stock issuable upon the exercise of outstanding warrants  issued in  accordance  with the terms of that certain Securities Purchase Agreement dated  January 28, 2011 and related documents by and between Reed’s Inc., Cranshire Capital, L.P., Freestone Advantage Partners, LP and Hudson Bay Master Fund Ltd.

(2)
Estimated  solely for the purpose of determining the  registration fee pursuant to Rule 457(c) and (h) of the  Securities Act of 1933, as amended,  and based upon average of the high and low prices of common  stock  of Reed’s Inc. on February 24, 2011 as reported on the Nasdaq Capital Market.

(3)
Estimated solely for the purposes of calculating the  registration fee pursuant to Rule 457(g) of the Securities Act of 1933, as amended,  based on the higher of (a) the exercise price of the  outstanding warrants  held by Cranshire Capital, L.P., Freestone Advantage Partners, LP and Hudson Bay Master Fund Ltd. or (b) the offering price of securities of the same class. In accordance with Rule 416, the number of shares registered hereby shall also be deemed to include an indeterminate number of additional shares of common stock that may be issued upon exercise of the warrants as a result of anti-dilution provisions thereof.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus	Subject To Completion, Dated March 4, 2011

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

REED’S, INC.
426,832 Shares of Common Stock

This prospectus relates to the resale by selling stockholders of up to 426,832 shares of our common stock, par value $0.0001 per share (the “Shares”), including 121,952 shares issuable upon exercise of outstanding warrants (the  “Warrant Shares”). Subject to certain beneficial ownership limitations, the warrants are exercisable at a price of $2.77 per share of common stock for a period of five years from the date of issuance. This prospectus covers only the shares underlying the warrants and not the exercise of the warrants themselves.  Although we will receive proceeds from the exercise of the warrants if they are exercised, we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

Our common stock is listed on the NASDAQ Capital Market under the symbol “REED”.  The last reported sale price of our common stock on February 24, 2011 was $2.38 per share. We do not intend to apply to list the Warrants on any national securities exchange or automated quotation system.

As of February 24, 2011, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $17,013,780, based on approximately 7,148,647 shares held by non-affiliates, and a per share price of $2.38 based on the closing sales price of our common stock on February 24, 2011.  By means of this prospectus, we are offering $1,015,860 of securities pursuant to General Instruction I.B.6 of Form S-3. The aggregate market value of securities sold pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period,  including securities offered hereunder on  the date hereof, is $1,015,860.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

SUBJECT TO COMPLETION, DATED MARCH 4, 2011

TABLE OF CONTENTS

About This Prospectus	1
Summary	2
Private Placement of Common Stock and Warrants	4
Cautionary Note Regarding Forward-Looking Statements	4
Risk Factors	5
Use of Proceeds	14
Dividend Policy	14
Dilution	15
Selling Stockholders	16
Description of Securities to be Registered	17
Plan of Distribution	17
Legal Matters	19
Experts	19
Where You Can Find Additional Information	19
Incorporation of Certain Information by Reference	19
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	20

  -i-

 ABOUT THIS PROSPECTUS

Unless the context otherwise requires, all references to “Reed’s,” “we,” “us,” “our,” “our Company,” or similar language in this prospectus refer to Reed’s, Inc., a Delaware corporation.

You should rely only on the information contained in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  For further information, please see the section of this prospectus entitled “Where You Can Find Additional Information”.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security.  Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains trademarks, tradenames, service marks and service names of Reed’s, Inc.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

SUMMARY

This summary highlights selected information about us and this offering and does not contain all of the information that you need to consider in making your investment decision. You should carefully read this entire prospectus, including the risks and uncertainties discussed under the heading “Risk Factors” beginning on page 5 of this prospectus, and the information incorporated by reference, including our financial statements, before making an investment decision. When used in this prospectus, the terms “Reed’s,” “we,” “us,” “our” and the “Company” refer to Reed’s Inc., a Delaware corporation, unless otherwise indicated or the context otherwise requires.

About Reed’s Inc.

We develop, manufacture, market and sell natural non-alcoholic and “New Age” beverages, candies and ice creams.  “New Age Beverages” is a category that includes natural soda, fruit juices and fruit drinks, ready-to-drink teas, sports drinks and water.  We currently offer 16 beverages, including diet beverages, three candies and three ice creams.  We sell most of our products in specialty gourmet and natural food stores, supermarket chains, retail stores and restaurants in the United States and, to a lesser degree, in Canada.

We primarily sell our products through a network of natural, gourmet and independent distributors.  We also maintain an organization of in-house sales managers who work mainly in the stores serviced by our natural, gourmet and mainstream distributors and with our distributors.  We also work with regional, independent sales representatives who maintain store and distributor relationships in a specified territory.  In Southern California, we have in the past maintained our own direct distribution in addition to other local distributors and are presently in the process of discontinuing our direct distribution and redirecting our customers to local distributors.

Our current business strategy is to maintain our marketing focus in the natural food marketplace while expanding sales of our products in mainstream markets and distribution channels.

We produce certain of our soda products for the western half of the United States at an 18,000 square foot warehouse facility leased by us in an unincorporated area of Los Angeles County near downtown Los Angeles, known as The Brewery.

We also contract  with The Lion Brewery, Inc., a packing, or co-pack, facility in Pennsylvania, to supply us with soda products for the eastern half of the United States and nationally for soda products that we do not produce at The Brewery.   Our ice creams are co-packed for us at Ronnybrooke Dairy in upstate New York on a purchase order basis.  We pack our candy products at the Brewery.

We have not been profitable during our last two fiscal years and there is no assurance that we will develop profitable operations in the future.  Our net loss for the years ended December 31, 2009 and 2008 was $2,559,000 and $3,814,000, respectively.  We cannot assure you that we will have profitable operations in the future.

Our principal executive offices are at the Brewery, which is located at 13000 South Spring Street, Los Angeles, California 90061.  Our telephone number is 310-217-9400.  Our Internet address is www.reedsgingerbrew.com.

We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be part of this prospectus.

THE OFFERING

Securities offered:	426,832 shares of our common stock, par value $0.0001 per share (the “Shares”), including 121,952 shares issuable upon exercise of outstanding warrants

Common stock outstanding before this offering:	10,795,801

Common stock to be outstanding after this offering: (assuming sale of all common stock registered hereunder, including Warrant Shares)	10,917,753

Warrants:
The warrants provide for an exercise price of $2.77 per share and are exercisable at the option of the holder at any time through and including the date that is the 5 year anniversary of the initial issuance date. A warrant holder may not exercise the warrants to the extent (but only to the extent) such holder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.9%.  The exercise price and the number of shares of common stock issuable upon exercise of the Warrants are subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

Use of proceeds:
We will not receive any proceeds from the sale of the common stock.  We may receive up to $337,808 from the exercise of warrants. We currently intend to use the net proceeds from this offering for general corporate purposes.

NASDAQ Capital Market Symbol:	REED

The number of shares of our common stock that will be outstanding immediately after the offering is based on 10,795,801 shares outstanding as of February 24, 2011, and excludes:

●	840,000 shares of common stock issuable upon exercise of outstanding stock options under our equity incentive plans, at a weighted average exercise price of $1.74 per share;

●	1,443,333 shares of common stock reserved for future issuance under our equity incentive plans;

●	1,998,028 shares of common stock issuable upon exercise of outstanding warrants issued prior to this offering, at a weighted average exercise price of $4.70 per share;

●	121,952 shares of common stock issuable upon exercise of the Warrants issued to the purchasers pursuant to the Securities Purchase Agreement, at an exercise price of $2.77 per share;

●
186,484 shares of common stock issuable upon conversion of outstanding Series A Convertible Preferred Stock, at a conversion ratio of four shares of common stock for each share of Series A Convertible Preferred Stock surrendered; and

●
573,062 of common stock issuable upon conversion of outstanding Series B Convertible Preferred Stock, at a conversion ratio of seven shares of common stock for each share of Series B Convertible Preferred Stock surrendered.

PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS

We entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") on January 28, 2011 with Cranshire Capital, L.P., Freestone Advantage Partners, LP and Hudson Bay Master Fund Ltd. for the sale of common stock and warrants for an aggregate purchase price of $750,004.80. The terms of the Securities Purchase Agreement include the sale of 304,880 shares of common stock at $2.46 per share. The warrants are exercisable for a period of 5 years into 121,952 shares of common stock at $2.77 per share. All of such warrants contain customary adjustments for corporate events such as reorganizations, splits and dividends.

The completion of the offering was subject to the satisfaction of customary closing conditions. The net proceeds from the transaction will be used solely for working capital purposes. In the Securities Purchase Agreement, the Company agreed not to use the proceeds to satisfy any debt, to redeem any of the Company's outstanding securities or with respect to any litigation involving the Company.

At the closing of the transaction on February 3, 2011, the Company entered into a Registration Rights Agreement (the "Registration Rights Agreement") with the institutional investors. Pursuant to the Registration Rights Agreement, the Company is required to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "SEC") covering the resale of the common stock to be sold and the common stock underlying the warrants to be sold (the "Registration Statement").

The Company is required to pay all expenses incurred in connection with the filing of the Registration Statement. The Company is also obligated to use its best efforts to file the Registration Statement within 30 days of the closing date of the transaction. In addition, the Company is obligated to use its best efforts to cause the SEC to declare the Registration Statement effective within 90 days of the closing date of the transaction (or 120 days in the event that the Registration Statement is subject to review by the SEC), and the Company will be required to pay certain negotiated cash payments to the institutional investors in the event that the Registration Statement is not filed within 30 days of such closing date or is not declared effective within 90 days of such closing date (or 120 days in the event that the Registration Statement is subject to review by the SEC).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate herein and therein by reference, include forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, but not limited to, statements regarding business strategy, expectations and plans, our objectives for future operations, including product development, and our future financial position. When used in this report, the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “indicate” and similar expressions are intended to identify forward-looking statements.

We base these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs, including our ability to consummate a strategic transaction or otherwise satisfy our immediate need for additional capital. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:

●	our ability to generate sufficient cash flow to support capital expansion plans and general operating activities;

●	decreased demand for our products resulting from changes in consumer preferences;

●	competitive products and pricing pressures and our ability to gain or maintain our share of sales in the marketplace;

●	the introduction of new products;

●
our being subject to a broad range of evolving federal, state and local laws and regulations including those regarding the labeling and safety of food products, establishing ingredient designations and standards of identity for certain foods, environmental protections, as well as worker health and safety.  Changes in these laws and regulations could have a material effect on the way in which we produce and market our products and could result in increased costs;

●	changes in the cost and availability of raw materials and the ability to maintain our supply arrangements and relationships and procure timely and/or adequate production of all or any of our products;

●	our ability to penetrate new markets and maintain or expand existing markets;

●	maintaining existing relationships and expanding the distributor network of our products;

●	the marketing efforts of distributors of our products, most of whom also distribute products that are competitive with our products;

●	decisions by distributors, grocery chains, specialty chain stores, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time;

●	the availability and cost of capital to finance our working capital needs and growth plans;

●	the effectiveness of our advertising, marketing and promotional programs;

●	changes in product category consumption;

●	economic and political changes;

●	consumer acceptance of new products, including taste test comparisons;

●	possible recalls of our products; and

●	our ability to make suitable arrangements for the co-packing of any of our products.

Any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we do not intend to update any forward-looking statements publicly to reflect events or circumstances after the date on which such statement is made or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. You should not place undue reliance on any forward-looking statement.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors discussed below, together with all the other information contained or incorporated by reference in this prospectus, and in our filings under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”, before deciding whether to purchase any of the securities being offered by this prospectus. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

Risks Relating to Our Business

We have a history of operating losses. If we continue to incur operating losses, we eventually may have insufficient working capital to maintain or expand operations according to our business plan.

As of September 30, 2010, we had stockholders equity of $4,475,000 and we had working capital of $2,142,000, compared to stockholders equity of $4,377,000 and working capital of $2,037,000 at December 31, 2009.  Cash and cash equivalents were $958,000 as of September 30, 2010, as compared to $1,306,000 at December 31, 2009. This increase in our working capital of $105,000 was primarily a result of sales of our equity securities.  In addition to our cash position on September 30, 2010, we had availability under our line of credit of approximately $187,000.

Our decrease in cash and cash equivalents to $958,000 at September 30, 2010 compared to $1,306,000 at December 31, 2009 was primarily a result of cash used in operating activities, primarily for increases in accounts receivable and inventory that are related to our overall increases in ongoing revenues.  Such cash used in operations was offset by net draw-downs on our line of credit and sales of equity securities. Our primary capital source in 2011 will be cash flow from operations.

We may not generate sufficient revenues from product sales in the future to achieve profitable operations. If we are not able to achieve profitable operations at some point in the future, we eventually may have insufficient working capital to maintain our operations as we presently intend to conduct them or to fund our expansion and marketing and product development plans. In addition, our losses may increase in the future as we expand our manufacturing capabilities and fund our marketing plans and product development. These losses, among other things, have had and may continue to have an adverse effect on our working capital, total assets and stockholders’ equity. If we are unable to achieve profitability, the market value of our common stock would decline and there would be a material adverse effect on our financial condition.

If we continue to suffer losses from operations, our working capital may be insufficient to support our ability to expand our business operations as rapidly as we would deem necessary at any time, unless we are able to obtain additional financing. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to pursue our business objectives and would be required to reduce our level of operations, including reducing infrastructure, promotions, personnel and other operating expenses. These events could adversely affect our business, results of operations and financial condition.  If adequate funds are not available or if they are not available on acceptable terms, our ability to fund the growth of our operations, take advantage of opportunities, develop products or services or otherwise respond to competitive pressures, could be significantly limited.

We may not be able to develop successful new beverage products which are important to our growth.

An important part of our strategy is to increase our sales through the development of new beverage products. We cannot assure you that we will be able to continue to develop, market and distribute future beverage products that will enjoy market acceptance. The failure to continue to develop new beverage products that gain market acceptance could have an adverse impact on our growth and materially adversely affect our financial condition. We may have higher obsolescent product expense if new products fail to perform as expected due to the need to write off excess inventory of the new products.

Our results of operations may be impacted in various ways by the introduction of new products, even if they are successful, including the following:

●	sales of new products could adversely impact sales of existing products;

●
we may incur higher cost of goods sold and selling, general and administrative expenses in the periods when we introduce new products due to increased costs associated with the introduction and marketing of new products, most of which are expensed as incurred; and

●	when we introduce new platforms and bottle sizes, we may experience increased freight and logistics costs as our co-packers adjust their facilities for the new products.

The beverage business is highly competitive.

The premium beverage and carbonated soft drink industries are highly competitive. Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do. Competitors in the soft drink industry include bottlers and distributors of nationally advertised and marketed products, as well as chain store and private label soft drinks. The principal methods of competition include brand recognition, price and price promotion, retail space management, service to the retail trade, new product introductions, packaging changes, distribution methods, and advertising. We also compete for distributors, shelf space and customers primarily with other premium beverage companies. As additional competitors enter the field, our market share may fail to increase or may decrease.

The growth of our revenues is dependent on acceptance of our products by mainstream consumers.

We have dedicated significant resources to introduce our products to the mainstream consumer. As such, we have increased our sales force and executed agreements with distributors who, in turn, distribute to mainstream consumers at grocery stores, club stores and other retailers. If our products are not accepted by the mainstream consumer, our business could suffer.

Our failure to accurately estimate demand for our products could adversely affect our business and financial results.

We may not correctly estimate demand for our products. Our ability to estimate demand for our products is imprecise, particularly with new products, and may be less precise during periods of rapid growth, particularly in new markets. If we materially underestimate demand for our products or are unable to secure sufficient ingredients or raw materials including, but not limited to, glass, labels, flavors or packing arrangements, we might not be able to satisfy demand on a short-term basis. Moreover, industry-wide shortages of certain juice concentrates and sweeteners have been and could, from time to time in the future, be experienced, which could interfere with and/or delay production of certain of our products and could have a material adverse effect on our business and financial results. We do not use hedging agreements or alternative instruments to manage this risk.

The loss of our largest customers would substantially reduce revenues.

Our customers are material to our success. If we are unable to maintain good relationships with our existing customers, our business could suffer. Unilateral decisions could be taken by our distributors, and/or convenience chains, grocery chains, specialty chain stores, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, which could cause our business to suffer.

During the three months ended September 30, 2010 and 2009, the Company had two customers, which accounted for approximately 13% and 30% of sales in 2010, and 14% and 34% of sales in 2009, respectively. During the nine months ended September 30, 2010 and 2009, the Company had two customers, which accounted for approximately 12% and 32% of sales in 2010, and 17% and 32% of sales in 2009, respectively. No other customers accounted for more than 10% of sales in either year. As of September 30, 2010 and December 31, 2009, the Company had approximately $113,000 (7%) and $369,000 (23%); and $134,000 (14%) and $147,000 (15%), respectively, of accounts receivable from these customers. As a result of this customer concentration, the loss of these major customer as a retailer would substantially reduce our revenues unless and until we replaced that source of revenue.

The loss of our third-party distributors could impair our operations and substantially reduce our financial results.

We depend in large part on distributors to distribute our beverages and other products. Most of our outside distributors are not bound by written agreements with us and may discontinue their relationship with us on short notice. Most distributors handle a number of competitive products. In addition, our products are a small part of our distributors’ businesses.

We continually seek to expand distribution of our products by entering into distribution arrangements with regional bottlers or other direct store delivery distributors having established sales, marketing and distribution organizations. Many of our distributors are affiliated with and manufacture and/or distribute other soda and non-carbonated brands and other beverage products. In many cases, such products compete directly with our products.

The marketing efforts of our distributors are important for our success. If our brands prove to be less attractive to our existing distributors and/or if we fail to attract additional distributors, and/or our distributors do not market and promote our products above the products of our competitors, our business, financial condition and results of operations could be adversely affected.

One distributor accounted for approximately 31% of our sales for the year ended December 31, 2009 and 32% of our sales in 2008.  The loss of this distributor may adversely affect sales in the short term and alternative distribution channels may not be found in a timely manner.  The loss of our third-party beverage distributors could impair our operations and adversely affect our financial performance.

Price fluctuations in, and unavailability of, raw materials and packaging that we use could adversely affect us.

We do not enter into hedging arrangements for raw materials. Although the prices of raw materials that we use have not increased significantly in recent years, our results of operations would be adversely affected if the price of these raw materials were to rise and we were unable to pass these costs on to our customers.

 We depend upon an uninterrupted supply of the ingredients for our products, a significant portion of which we obtain overseas, principally from China and Brazil. We obtain almost all of our crystallized ginger from Fiji and our Ginger Chews from Indonesia. Any decrease in the supply of these ingredients or increase in the prices of these ingredients as a result of any adverse weather conditions, pests, crop disease, interruptions of shipment or political considerations, among other reasons, could substantially increase our costs and adversely affect our financial performance.

We also depend upon an uninterrupted supply of packaging materials, such as glass for our bottles and kegs for our 5 liter party kegs. We obtain our bottles domestically and our kegs from Europe. Any decrease in supply of these materials or increase in the prices of the materials, as a result of decreased supply or increased demand, could substantially increase our costs and adversely affect our financial performance.

The loss of any of our co-packers could impair our operations and substantially reduce our financial results.

We rely on third parties, called co-packers in our industry, to produce some of our beverages, to produce our glass bottles and to bottle some of our beverages.  Our co-packing agreement with our principal co-packer renews on November 1, 2011 and grants Reed’s the option to extend the contract for an additional one year period.  Our co-packing arrangements with other companies are on a short term basis and such co-packers may discontinue their relationship with us on short notice.  Our co-packing arrangements expose us to various risks, including:

●
our largest co-packer, Lion Brewery, accounted for approximately 70% of our total case production for the year ended December 31, 2009 and 75% and 78% of our total case production in 2008 and 2007, respectively;

●
if any of those co-packers were to terminate our co-packing arrangement or have difficulties in producing beverages for us, our ability to produce our beverages would be adversely affected until we were able to make alternative arrangements; and

●	our business reputation would be adversely affected if any of the co-packers were to produce inferior quality products.

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our targeted consumers. In addition, our business depends on acceptance by our independent distributors of our brands as beverage brands that have the potential to provide incremental sales growth rather than reduce distributors’ existing beverage sales. Although we believe that we have been relatively successful towards establishing our brands as recognizable brands in the New Age beverage industry, it may be too early in the product life cycle of these brands to determine whether our products and brands will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers. We believe that the success of our product name brands will also be substantially dependent upon acceptance of our product name brands. Accordingly, any failure of our brands to maintain or increase acceptance or market penetration would likely have a material adverse affect on our revenues and financial results.

We compete in an industry characterized by rapid changes in consumer preferences and public perception, so our ability to continue to market our existing products and develop new products to satisfy our consumers’ changing preferences will determine our long-term success.

Consumers are seeking greater variety in their beverages. Our future success will depend, in part, upon our continued ability to develop and introduce different and innovative beverages. In order to retain and expand our market share, we must continue to develop and introduce different and innovative beverages and be competitive in the areas of quality and health, although there can be no assurance of our ability to do so. There is no assurance that consumers will continue to purchase our products in the future. Additionally, many of our products are considered premium products and to maintain market share during recessionary periods, we may have to reduce profit margins, which would adversely affect our results of operations. In addition, there is increasing awareness and concern for the health consequences of obesity. This may reduce demand for our non-diet beverages, which could affect our profitability. Product lifecycles for some beverage brands and/or products and/or packages may be limited to a few years before consumers’ preferences change. The beverages we currently market are in varying stages of their lifecycles and there can be no assurance that such beverages will become or remain profitable for us. The beverage industry is subject to changing consumer preferences and shifts in consumer preferences may adversely affect us if we misjudge such preferences. We may be unable to achieve volume growth through product and packaging initiatives. We also may be unable to penetrate new markets. If our revenues decline, our business, financial condition and results of operations will be materially and adversely affected.

Our quarterly operating results may fluctuate significantly because of the seasonality of our business.

Our highest revenues occur during the spring and summer, the second and third quarters of each fiscal year. These seasonality issues may cause our financial performance to fluctuate. In addition, beverage sales can be adversely affected by sustained periods of bad weather.

Our business is subject to many regulations and noncompliance is costly.

The production, marketing and sale of our unique beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or production may be stopped, thus adversely affecting our financial conditions and operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations are subject to change from time to time and while we closely monitor developments in this area, we have no way of anticipating whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

Our manufacturing process is not patented.

None of the manufacturing processes used in producing our products are subject to a patent or similar intellectual property protection. Our only protection against a third party using our recipes and processes is confidentiality agreements with the companies that produce our beverages and with our employees who have knowledge of such processes. If our competitors develop substantially equivalent proprietary information or otherwise obtain access to our knowledge, we will have greater difficulty in competing with them for business, and our market share could decline.

We face risks associated with product liability claims and product recalls.

Other companies in the beverage industry have experienced product liability litigation and product recalls arising primarily from defectively manufactured products or packaging. We maintain product liability insurance insuring our operations from any claims associated with product liability and we believe that the amount of this insurance is sufficient to protect us. We do not maintain product recall insurance. In the event we were to experience additional product liability or product recall claims, our business operations and financial condition could be materially and adversely affected.

Our intellectual property rights are critical to our success, the loss of such rights could materially, adversely affect our business.

We regard the protection of our trademarks, trade dress and trade secrets as critical to our future success. We have registered our trademarks in the United States that are very important to our business. We also own the copyright in and to portions of the content on the packaging of our products. We regard our trademarks, copyrights and similar intellectual property as critical to our success and attempt to protect such property with registered and common law trademarks and copyrights, restrictions on disclosure and other actions to prevent infringement. Product packages, mechanical designs and artwork are important to our success and we would take action to protect against imitation of our packaging and trade dress and to protect our trademarks and copyrights, as necessary. We also rely on a combination of laws and contractual restrictions, such as confidentiality agreements, to establish and protect our proprietary rights, trade dress and trade secrets. However, laws and contractual restrictions may not be sufficient to protect the exclusivity of our intellectual property rights, trade dress or trade secrets. Furthermore, enforcing our rights to our intellectual property could involve the expenditure of significant management and financial resources. There can be no assurance that other third parties will not infringe or misappropriate our trademarks and similar proprietary rights. If we lose some or all of our intellectual property rights, our business may be materially and adversely affected.

If we are not able to retain the full time services of our management team, including Christopher J. Reed, it will be more difficult for us to manage our operations and our operating performance could suffer.

Our business is dependent, to a large extent, upon the services of our management team, including Christopher J. Reed, our founder, President, Chief Executive Officer and Chairman of the Board. We depend on our management team, but especially on Mr. Reed’s creativity and leadership in running or supervising virtually all aspects of our day-to-day operations. We do not have a written employment agreement with any member of our management team or Mr. Reed. In addition, we do not maintain key person life insurance on any of our management team or Mr. Reed. Therefore, in the event of the loss or unavailability of any member of the management team to us, there can be no assurance that we would be able to locate in a timely manner or employ qualified personnel to replace him. The loss of the services of any member of our management team or our failure to attract and retain other key personnel over time would jeopardize our ability to execute our business plan and could have a material adverse effect on our business, results of operations and financial condition.

 We need to manage our growth and implement and maintain procedures and controls during a time of rapid expansion in our business.

Our projected business expansion will place pressure upon our cash flow and cash reserves when our sales increase.  If we are to expand our operations, such expansion would place a significant strain on our management, operational and financial resources.  Such expansion would also require improvements in our operational, accounting and information systems, procedures and controls.  If we fail to manage this anticipated expansion properly, it could divert our limited management, cash, personnel, and other resources from other responsibilities and could adversely affect our financial performance.

Our business may be negatively impacted by a slowing economy or by unfavorable economic conditions or developments in the United States and/or in other countries in which we operate.

A general slowdown in the economy in the United States or unfavorable economic conditions or other developments may result in decreased consumer demand, business disruption, supply constraints, foreign currency devaluation, inflation or deflation. A slowdown in the economy or unstable economic conditions in the United States or in the countries in which we operate could have an adverse impact on our business results or financial condition. Our foreign sales (except for Canada) accounted for less than 1.0% of our sales for the years ended December 31, 2009 and 2008, respectively.

We have operated without independent directors in the past.

We have not had two independent directors through a large portion of our history. As a result, certain material agreements between related parties have not been negotiated with the oversight of independent directors and were entered into at the absolute discretion of the majority stockholder, Christopher J. Reed.

Risks Relating to Our Securities

We conducted a rescission offer for shares issued in our initial public offering. Although we have completed the rescission offer, we may continue to be subject to claims related to the circumstances related to the rescission offer.

From August 3, 2005 through April 7, 2006, we issued 333,156 shares of our common stock in connection with our initial public offering. The shares issued in connection with the initial public offering may have been issued in violation of either federal or state securities laws, or both, and may be subject to rescission. In order to address this issue, we made a rescission offer to the holders of these shares.

Our rescission covered an aggregate of 333,156 shares of common stock issued in connection with our initial public offering. These securities represented all of the shares issued in connection with the initial public offering prior to November 11, 2006. We offered to rescind the shares of our common stock that were subject to the rescission offer for an amount equal to the price paid for the shares plus interest, calculated from the date of the purchase through the date on which the rescission offer expires, at the applicable statutory interest rate per year. If our rescission offer had been accepted by all offerees, we would have been required to make an aggregate payment to the holders of these shares of up to approximately $1,333,000, plus statutory interest.

On August 12, 2006, we made a rescission offer to all holders of the outstanding shares that we believe are subject to rescission, pursuant to which we offered to repurchase these shares then outstanding from the holders. At the expiration of our rescission offer on September 18, 2006, the rescission offer was accepted by 32 of the offerees to the extent of 28,420 shares for an aggregate of $119,000, including statutory interest. The shares that were tendered for rescission were agreed to be purchased by others and not from our funds.

Federal securities laws do not provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock that was not registered as required or was not otherwise exempt from such registration requirements. Accordingly, although the rescission offer may have been accepted or rejected by some of the offerees, we may continue to be liable under federal and state securities laws for up to an amount equal to the value of all shares of common stock issued in connection with the initial public offering, plus any statutory interest we may be required to pay. If it is determined that we offered securities without properly registering them under federal or state law, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws.

There has been a very limited public trading market for our securities and the market for our securities, may continue to be limited, and be sporadic and highly volatile.

There is currently a limited public market for our common stock. Our common stock was previously listed for trading on the OTC Bulletin Board (the “OTCBB”) from January 3, 2007 to November 26, 2007. Since November 27, 2007, our common stock has been listed for trading on the Nasdaq Capital Market. We cannot assure you that an active market for our shares will be established or maintained in the future. Holders of our common stock may, therefore, have difficulty selling their shares, should they decide to do so. In addition, there can be no assurances that such markets will continue or that any shares, which may be purchased, may be sold without incurring a loss. Any such market price of our shares may not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value, and may not be indicative of the market price for the shares in the future.

In addition, the market price of our common stock may be volatile, which could cause the value of our common stock to decline. Securities markets experience significant price and volume fluctuations. This market volatility, as well as general economic conditions, could cause the market price of our common stock to fluctuate substantially. Many factors that are beyond our control may significantly affect the market price of our shares. These factors include:

●	price and volume fluctuations in the stock markets;

●	changes in our revenues and earnings or other variations in operating results;

●	any shortfall in revenue or increase in losses from levels expected by us or securities analysts;

●	changes in regulatory policies or law;

●	operating performance of companies comparable to us; and

●	general economic trends and other external factors.

Even if an active market for our common stock is established, stockholders may have to sell their shares at prices substantially lower than the price they paid for it or might otherwise receive than if a broad public market existed.

Future financings could adversely affect common stock ownership interest and rights in comparison with those of other security holders.

Our board of directors has the power to issue additional shares of common or preferred stock without stockholder approval. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders.

If we issue any additional common stock or securities convertible into common stock, such issuance will reduce the proportionate ownership and voting power of each other stockholder. In addition, such stock issuances might result in a reduction of the book value of our common stock.

Because Christopher J. Reed controls a large portion of our stock, he can control the outcome, or greatly influence the outcome, of all matters on which stockholders vote.

Christopher J. Reed, our President, Chief Executive Officer, acting Chief Financial Officer, and Chairman of the Board owns approximately 31% of our common stock. Therefore, Mr. Reed will be able to control the outcome, or greatly influence the outcome, on all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation, and any merger, consolidation or sale of all or substantially all of our assets or other transactions resulting in a change of control of our company. In addition, as our Chairman and Chief Executive Officer, Mr. Reed has and will continue to have significant influence over our strategy, technology and other matters. Mr. Reed’s interests may not always coincide with the interests of other holders of our common stock.

A substantial number of our shares are available for sale in the public market and sales of those shares could adversely affect our stock price.

Sales of a substantial number of shares of common stock into the public market, or the perception that such sales could occur, could substantially reduce our stock price in the public market for our common stock, and could impair our ability to obtain capital through a subsequent financing of our securities. We have approximately 10,795,801 shares of common stock outstanding as of the date of this prospectus. Of the shares of our common stock currently outstanding, 1,030,113 shares are “restricted securities” under the Securities Act. Some of these “restricted securities” will be subject to restrictions on the timing, manner, and volume of sales of such shares.

In addition, as of September 30, 2010, we had issued and outstanding options and warrants that may be exercised into 2,789,028 shares of common stock, 46,621 shares of Series A Convertible Preferred Stock that may be converted into 186,484 shares of common stock, and 91,442 shares of Series B Convertible Preferred Stock that may be converted into 640,094 shares of common stock. In addition, our outstanding shares of both Series A Convertible Preferred Stock and Series B Convertible Preferred Stock bear a dividend of 5% per year. We have the option to pay the dividends on our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock in shares of our common stock or in kind.

Our certificate of incorporation and by-laws contain provisions that may discourage, delay or prevent a change in our management team that stockholders may consider favorable.

Our certificate of incorporation, our bylaws and Delaware law contain provisions that may have the effect of preserving our current management, such as:

●	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders; and

●	permitting stockholder action by written consent.

These provisions could allow our board of directors to affect your rights as a stockholder since our board of directors can make it more difficult for common stockholders to replace members of the board.  Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace our current management team.

Risks Relating to this Offering

Investors in this offering will pay a much higher price than the book value of our stock.

The public offering price of the securities offered hereby is likely to be substantially higher than the book value per share of our common stock.  Investors purchasing securities in this offering may, therefore, incur immediate dilution in net tangible book value per share of the common stock acquired directly or issuable upon exercise of the securities purchased in this offering.  See “Dilution” below for a more detailed discussion of the dilution you will incur in this offering.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock or Warrants.  We may receive up to $337,808 from the exercise of Warrants. We currently intend to use the net proceeds from the exercise of the Warrants for general corporate purposes.

Until we use the net proceeds from the exercise of the Warrants, if any, for the above purposes, we intend to invest the funds in short-term, investment grade, interest-bearing securities.  We cannot predict whether the proceeds invested will yield a favorable return.  We have not yet determined the amount or timing of the expenditures for the categories listed above, and these expenditures may vary significantly depending on a variety of factors.  As a result, we will retain broad discretion over the use of the net proceeds from the exercise of the Warrants.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

Holders of our 5% Series A Convertible Preferred Stock are entitled to receive dividends payable annually, in kind, in shares of common stock or cash, in our sole discretion. Such dividends are non-cumulative and accrue on an annual basis on June 30th of each year commencing on June 30, 2005. We cannot declare or pay any dividend on shares of our securities ranking junior to the preferred stock until the holders of our preferred stock have received the full non-cumulative dividend to which they are entitled. In addition, the holders of our preferred stock are entitled to receive pro rata distributions of dividends on an “as converted” basis with the holders of our common stock.

As of each of June 30, 2005, 2006, 2007, 2008, 2009 and 2010 we issued 7,362, 7,373, 3,820, 10,910, 12,950 and 11,211 shares of our common stock in each such year, respectively, as a dividend to the holders of our Series A preferred stock based on a $29,470 accrued annual dividend payable for each of June 30, 2005 and 2006, $27,770 for June 30, 2007, $23,561 for June 30, 2008 and $23,000 for each of  June 2009 and June 2010.

Holders of our 5% Series B Convertible Preferred Stock are entitled to receive dividends payable quarterly, in kind, in shares of common stock or cash, in our sole discretion.  Such dividends are cumulative and non-compounding and accrue on a daily basis for a period of three (3) years from the date of issuance of the Series B Convertible Preferred Stock at an annual rate equal to five percent (5%) of the original purchase price of $10.00.  If we elect to pay any Series B Convertible Preferred Stock dividend due in shares of common stock (the “Interest Shares”), the issuance price of the Interest Shares will be equal to the 10-day volume-weighted average price of our common stock on the principal national securities exchange on which such common stock is traded. During the three and nine months ended September 30, 2010, the Company accrued dividends of $12,000 and $39,000 respectively.  Dividends have been paid in common stock at the time of conversion of the Series B Convertible Preferred Stock.  During the nine months ended September 30, 2010, 42,158 shares of Series B Convertible Preferred Stock were converted to 295,106 shares of common stock, in accordance with the original certificate of designation, and $3,000 of accrued dividends were paid on conversion, through the issuance of 1,918 shares of common stock.

Except for dividends payable on our Series B Convertible Preferred Stock, we expect to retain all available funds and any future earnings to support operations and fund the development and growth of our business.  Our board of directors will determine whether we pay and the amount of future dividends (including cash dividends), if any.

DILUTION

If you invest in our common stock, you will experience dilution to the extent of the difference between the price per share you pay in this offering and the net book value per share of our common stock between the exercise price per share of warrant shares and the adjusted pro forma net tangible book value per share of common stock after exercise of the Warrants immediately after this offering.

Our net tangible book value as of September 30, 2010, including on a pro forma basis the sale of 304,880 shares of common stock on February 3, 2011 for which we received proceeds of $750,000 $(672,000 net of offering costs), was $4,118,000, or $0.38 per share of common stock including the effect of the issuance of 137,037 shares subsequent to September 30, 2010.  Pro forma net tangible book value per share is equal to our total tangible assets minus total liabilities, all divided by the number of shares of common stock outstanding. Without giving effect to any changes in such pro forma net tangible book value after September 30, 2010, other than to give effect to the exercise of 121,952 Warrants at an exercise price of $2.77 per share, the pro forma net tangible book value at September 30, 2010, would have been $4,456,000 or approximately $0.41 per share.  As of September 30, 2010, the net tangible book value per share of common stock owned by Reed’s current stockholders would have increased by approximately $0.03 without any additional investment on their part and the purchasers of common stock will incur an immediate dilution of approximate $2.36 per share from the exercise price.  The following table illustrates this calculation on a per share basis:

Exercise price per share	$2.77
Pro forma net tangible book value per share as of September 30, 2010	$0.38
Increase per share attributable to the sale of Warrant Shares	$0.03
Adjusted net tangible book value per share after the sale	$0.41
Dilution per share to new investors from the exercise price	$2.36

The calculation above is based on 10,795,801 shares outstanding as of February 24, 2011, and excludes:

●	840,000 shares of common stock issuable upon exercise of outstanding stock options under our equity incentive plans, at a weighted average exercise price of $1.74 per share;

●	1,443,333 shares of common stock reserved for future issuance under our equity incentive plans;

●	1,998,028 shares of common stock issuable upon exercise of outstanding warrants issued prior to this offering, at a weighted average exercise price of $4.70 per share;

●	121,952 shares of common stock issuable upon exercise of the Warrants issued to the purchasers pursuant to the Securities Purchase Agreement, at an exercise price of $2.77 per share;

●
186,484 shares of common stock issuable upon conversion of outstanding Series A Convertible Preferred Stock, at a conversion ratio of four shares of common stock for each share of Series A Convertible Preferred Stock surrendered; and

●
573,062 of common stock issuable upon conversion of outstanding Series B Convertible Preferred Stock, at a conversion ratio of seven shares of common stock for each share of Series B Convertible Preferred Stock surrendered.

To the extent that any of the convertible preferred stock, options or warrants are converted or exercised, new options or other equity awards are issues, or we otherwise issue additional shares of common stock in the future, there will be further dilution to new investors.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issued to the selling stockholders and those issuable to the selling stockholders upon exercise of the warrants. For additional information regarding the issuance of the common stock and the warrants, see “Private Placement of Common Stock and Warrants” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the common stock and the warrants issued pursuant to the Securities Purchase Agreement, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock and warrants, as of February 24, 2011, assuming exercise of the warrants held by each such selling stockholder on that date but taking account of any limitations on exercise set forth therein. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take into account any limitations on exercise of the warrants set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the common stock and the warrants, this prospectus generally covers the resale of the sum of (i) the shares of common stock issued to the selling stockholders and (ii) the maximum number of shares of common stock issuable upon exercise of the warrants determined as if the outstanding warrants were exercised in full (without regard to any limitations on exercise contained therein) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.9%. The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering

Cranshire Capital, L.P. (1)	267,147	(2)	197,765	69,382

Hudson Bay Master Fund, L.P.(3)	359,958	(4)	213,416	73,271

Freestone Advantage Partners, LP(5)	15,651	(6)	15,651	-0-

(1)
Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin, Downsview and Cranshire may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares owned by Cranshire which are being registered hereunder.

(2)
Includes 56,504 shares of common stock being registered in this offering that are issuable upon exercise of warrants. Includes 69,382 shares of common stock not being registered in this offering issuable upon exercise of additional warrants.

(3)
Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP.  Sander Gerber disclaims beneficial ownership over these securities.

(4)
Includes 60,976 shares of common stock being registered in this offering that are issuable upon exercise of warrants. Includes 73,271 shares of common stock not being registered in this offering issuable upon exercise of additional warrants.

(5)
Downsview Capital Inc. (“Downsview”) is the investment manager for a managed account of Freestone Advantage Partners, LP and consequently has voting control and investment discretion over securities held in such account. Mitchell P. Kopin, (“Mr. Kopin”), President of Downsview has voting control over Downsview.  As a result, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares held in such account which are being registered herunder.

(6)	Includes 4,472 shares of common stock being registered in this offering that are issuable upon exercise of warrants.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our common stock is registered pursuant to Section 12 of the Exchange Act. This prospectus covers only the shares underlying the warrants and not the exercise of the warrants themselves.

The warrants provide for an exercise price of $2.77 per share and are exercisable at the option of the holder at any time through and including the date that is the 5 year anniversary of the initial issuance date. Subject to limited exceptions, a warrant holder will not have the right to exercise any portion of the warrant if the holder, together with its affiliates, would beneficially own in excess of 4.9% of the number of shares of our common stock outstanding immediately after the exercise.  The exercise price and the number of shares of common stock issuable upon exercise of the warrants are subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The warrants may be exercised on a cashless basis if at the time of exercise there is no effective registration statement covering the shares of common stock underlying the warrants.  No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will round up to the next whole share.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling stockholders and the shares of common stock issuable upon exercise of the warrants to permit the resale of these shares of common stock by the selling stockholders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales made after the date the Registration Statement is declared effective by the SEC;
•	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be $22,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the issuance of the securities being offered hereby will be passed on for us by Qashu & Schoenthaler LLP, Newport Beach, California.

EXPERTS

Weinberg & Company, P.A., independent registered public accounting firm, has audited our  financial statements included in our annual report on Form 10-K for the year ended December 31, 2009, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance on Weinberg & Company, P.A.’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information electronically with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. The SEC’s Internet site can be found at http://www.sec.gov. In addition, we make available on or through our Internet site copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our Internet site can be found at http://www.reedsinc.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are allowed to incorporate by reference information contained in documents that we file with the SEC.  This means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete.  You should read the information incorporated by reference for more detail.  We incorporate by reference in two ways.  First, we list below certain documents that we have already filed with the SEC.  The information in these documents is considered part of this prospectus.  Second, the information in documents that we file in the future will update and supersede the current information in, and be incorporated by reference in, this prospectus.

We incorporate by reference the documents listed below and any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the termination of this offering (in each case, except for the information furnished under Item 2.02 or Item 7.01 in any Current Report on Form 8-K and Form 8-K/A):

●	our annual report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 30, 2010;

●
our quarterly reports on Form 10-Q for the quarter ended March 31, 2010, June 30, 2010 and September 30, 2010 as filed with the Commission on May 11, 2010, August 10, 2010 and November 9, 2010 respectively;

●	our current reports on Form 8-K as filed with the Commission on February 22, 2010, March 9, 2010, March 23, 2010 and January 28, 2011;

●	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the annual report referred to in paragraph (a) above; and

●	The description of our capital stock that is contained in our Registration Statement on Form S-1 (File No. 333-156908), as filed January 23, 2009.

We will provide each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the documents incorporated by reference in this prospectus but not delivered with this upon written or oral request at no cost to the requester. Requests should be directed to: Reed’s Inc., 13000 South Spring Street, Los Angeles, California 90061, telephone: (310) 217-9400.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC. That registration statement(s) contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s internet website.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

Our amended certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director. Our amended certificate of incorporation also provides discretionary indemnification for the benefit of our directors, officers, and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Pursuant to our bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

We do currently provide liability insurance coverage for our directors and officers.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers, or persons controlling us, pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

You should rely only on the information in and incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of these documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by us in connection with this offering of securities described in this registration statement.  All amounts shown are estimates, except for the SEC registration fee.  The Registrant will bear all expenses shown below.

SEC filing fee	$124

Accounting fees and expenses	$3.000

Legal fees and expenses	$18,000

Other (including Transfer Agent fees and expenses)	$1,000
Total	$22,124

___________________

Item 15.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

Our amended certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director. Our amended certificate of incorporation also provides discretionary indemnification for the benefit of our directors, officers, and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Pursuant to our bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

We do currently provide liability insurance coverage for our directors and officers.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers, or persons controlling us, pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits

See the Exhibit Index which follows the signature page of this Registration Statement on Form S-3, which is incorporated herein by reference.

Item 17.  Undertakings

(a)   The undersigned Registrant hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement, to:

i.    include any prospectus required by section 10(a)(3) of the Securities Act;

ii.    reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.    include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on March 4, 2011.

REED’S, INC.

By:	/s/ Christopher J. Reed
Christopher J. Reed
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher J. Reed his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Christopher J. Reed	Chief Executive Officer, Chairman of the board of directors	March 4, 2011
Christopher J. Reed	(Principal Executive Officer)

/s/ James Linesch	Chief Financial Officer (Principal Accounting Officer)	March 4, 2011
James Linesch

/s/ Judy Holloway Reed	Director	March 4, 2011
Judy Holloway Reed

/s/ Mark Harris	Director	March 4, 2011
Mark Harris

/s/ Daniel S.J. Muffoletto	Director	March 4, 2011
Daniel S.J. Muffoletto

EXHIBIT INDEX

4.1
Securities Purchase Agreement dated January 28, 2011 by and between Reed’s Inc. and each of Cranshire Capital, L.P., Freestone Advantage Partners, LP and Hudson Bay Master Fund Ltd. (incorporated  by reference to Exhibit 10.1 to Current Report on Form 8K of Reed’s Inc., filed January 28, 2011)

4.2
Form of Warrant dated February 3, 2011 issued by Reed’s Inc. to each of Cranshire Capital, L.P., Freestone Advantage Partners, LP and Hudson Bay Master Fund Ltd. (incorporated  by reference to Exhibit 10.1 to Current Report on Form 8K of Reed’s Inc., filed January 28, 2011)

4.3
Form of Registration Rights Agreement dated  February  3, 2011 between Reed’s Inc. and each of Cranshire Capital, L.P., Freestone Advantage Partners, LP and Hudson Bay Master Fund Ltd. (incorporated  by reference to Exhibit 10.1 to Current Report on Form 8K of Reed’s Inc., filed January 28, 2011)

5.1	Legal Opinion of Qashu & Schoenthaler LLP+
23.1	Consent of Weinberg & Co., P.A.*
23.2	Consent of Qashu & Schoenthaler LLP (contained in Exhibit 5.1)

+ To be filed by amendment
*Filed herewith